Indemnity Agreement

This Indemnity Agreement (this "Agreement") is made as of the ____ day of ________, 2022, between FSD Pharma Inc., a body corporate incorporated under the laws of Ontario (the "Corporation"), and [•] (the "Indemnified Party"), an individual resident in the [Province/ State] of [•].

RECITALS:

A. The Indemnified Party is or was a director and/or an officer of the Corporation or an Other Entity (as defined below), or serves or served in a capacity similar thereto for the Corporation or an Other Entity.

B. The Corporation considers it desirable and in its best interests to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of liabilities or expenses which the Indemnified Party may incur as a result of the Indemnified Party serving or having served as a director or an officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity, or because of that association with the Corporation or other Entity.

NOW THEREFORE, in consideration of the Indemnified Party's services as a director and/or officer of the Corporation or an Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, the parties hereto covenant and agree as follows:

1. Definitions. In this Agreement:

"Act" means the Business Corporations Act (Ontario), as the same exists on the date hereof or may hereafter be amended.

"Claim" includes any demand, suit, action, application, litigation, claim, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing, arbitration, mediation or proceeding of any nature or kind whatsoever, whether threatened, anticipated, pending, commenced, continuing, completed, and any appeals thereof, and whether civil, criminal, administrative, investigative, arbitral or otherwise, in which the Indemnified Party is involved as a result of the Indemnified Party serving or having served as a director or officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity or because of that association, as well as any other circumstances or situation in respect of which an Indemnified Party reasonably requires legal advice or representation concerning actual, possible or anticipated Losses by reason of the Indemnified Party's association with the Corporation or Other Entity.

"Control Transaction" means any merger, amalgamation, take-over bid, arrangement, recapitalization, consolidation, liquidation, wind-up, dissolution, share exchange, material sale of assets or similar transaction in respect of the Corporation.

"Costs" includes any and all costs, charges and expenses actually and reasonably incurred by the Indemnified Party in respect of any Claim (including any and all costs, charges and expenses which the Indemnified Party may reasonably incur, suffer, sustain or be required to pay in connection with investigating, initiating, preparing for, defending, serving as or being a witness, providing evidence in connection with, attending any meeting, discovery, trial or hearing, instructing or receiving advice of the Indemnified Party's own or other legal counsel or other professional advisors in relation to, preparing to prosecute, defend or settle, appealing or otherwise participating in or otherwise being involved in (including in each case, on appeal), any Claim, whether or not any suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding is commenced, including all legal and other professional fees, charges and disbursements and includes all costs, charges and expenses actually and reasonably incurred by the Indemnified Party in connection with the interpretation, enforcement or defence of the Indemnified Party's rights under this Agreement).

"Cost Advance" means an advance of moneys to the Indemnified Party of Costs before the final disposition of any Claim.

"Losses" includes all actual costs, charges, expenses, losses, damages (including punitive and exemplary), fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, whether domestic or foreign, including any interest thereon, and including any arising at common law or by operation of statute (including all statutory obligations to creditors, employees, suppliers, contractors, subcontractors and any governmental authority), and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding to establish a right to indemnification or hold harmless obligations under this Agreement, including all costs, charges and expenses incidental thereto, including all taxes (including income taxes), interest, penalties and related outlays of the Indemnified Party therefrom, as well as all reasonable travel, lodging and accommodation expenses.

"Other Entity" means any corporation, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise or entity for which the Indemnified Party serves or served as a director or officer, or in a capacity similar thereto, at the request of the Corporation.

2. Indemnity. Except as prohibited by applicable law, including the Act, and subject to Section 4 of this Agreement, the Corporation hereby agrees to indemnify and hold harmless the Indemnified Party, as well as his or her heirs and legal representatives, to the fullest extent permitted by applicable law, including the Act, from and against any and all Losses which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with any Claim, provided that:

a) the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Other Entity, as the case may be;

b) in the case of a Claim that involves a criminal or administrative suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party's conduct was lawful; and

c) if the Claim involves a suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding by or on behalf of the Corporation or Other Entity, as the case may be, to procure a judgment in its favour against the Indemnified Party, a court of competent jurisdiction shall have approved the Indemnified Party's indemnification or hold harmless obligations, the application for such approval to be made by the Corporation at its expense and as soon as reasonably practicable (or, following any delay (as determined by the Indemnified Party), by the Indemnified Party, at the expense of the Corporation).

It is the intent of the parties hereto that (i) in the event of any change, after the date of this Agreement, in any applicable law which expands the right of the Corporation to indemnify, hold harmless or make Cost Advances to a director or officer to a greater degree than would be afforded currently under this Agreement, the Indemnified Party shall receive the greater benefits afforded by such change, and (ii) this Agreement shall be interpreted and enforced so as to provide obligatory indemnification, hold harmless obligations and Cost Advances under such circumstances as set forth in this Agreement, if any, in which the providing of indemnification, hold harmless obligations or Cost Advances would otherwise be discretionary. It is acknowledged that the Corporation may enter into indemnity agreements with other directors and officers of the Corporation. In the event that the terms or conditions of any other indemnity agreement include or are amended to include protections which are not provided under this Agreement, the Indemnified Party shall be notified promptly of such change and he/she shall have at his/her option, the opportunity to have this Agreement amended so as to ensure that this Agreement, as amended, includes such broader protections, in each case to the extent permitted by applicable law.

3. Indemnity for Costs in Enforcing Rights. To the fullest extent allowable under applicable law, the Corporation shall also indemnify against, and shall make any Cost Advance requested by the Indemnified Party subject to and in accordance with Section 5 of this Agreement, any Costs actually and reasonably paid or incurred by the Indemnified Party in connection with any action or proceeding by the Indemnified Party for (i) indemnification or reimbursement of any Costs, or payment of any Cost Advance, by the Corporation under any provision of this Agreement, or under any other agreement or provision of the Corporation's constating documents now or hereafter in effect relating to or in connection with a Claim or other matter for which the Indemnified Party may be entitled to indemnification or hold harmless obligations hereunder and (ii) recovery under any directors' and officers' liability insurance policies maintained by the Corporation, regardless of whether the Indemnified Party ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. The Indemnified Party shall be required to reimburse the Corporation if a court of competent jurisdiction determines that such action brought by the Indemnified Party was frivolous or not made in good faith. For the avoidance of doubt, the Indemnified Party shall be required to reimburse the Corporation for any amounts received under this Section 3 related to the matters contemplated by Section 4 of this Agreement or any Claim that is not entitled to indemnification under Section 2 of this Agreement.

4. Indemnity Limitations. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall the Corporation be liable or have an obligation to indemnify or hold harmless the Indemnified Party under this Agreement: (a) if and to the extent applicable, for the Indemnified Party's reimbursement to the Corporation of any bonus or other incentive-based or equity-based compensation previously received by the Indemnified Party or payment of any profits realized by the Indemnified Party from the sale of securities of the Corporation, as required in each case under the Securities Exchange Act of 1934 (as amended) (the "Exchange Act") (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") (as amended) in connection with an accounting restatement of the Corporation or the payment to the Corporation of profits arising from the purchase or sale by the Indemnified Party of securities in violation of Section 306 of Sarbanes-Oxley); (b) for any amounts paid in settlement of any threatened or pending Claim effected by the Indemnified Party without the Corporation's prior written consent, which shall not be unreasonably withheld; or (c) if and to the extent applicable, with respect to the disgorgement of any profits arising from the purchase or sale of securities of the Corporation by any Indemnified Party in violation of Section 16(b) of the Exchange Act.

5. Cost Advances. The Corporation shall at the request of the Indemnified Party make all Cost Advances to the Indemnified Party promptly following receipt of such request, to the fullest extent permitted by applicable law. Each such request for Cost Advances by the Indemnified Party shall be in writing and shall include: (i) a written affirmation of the Indemnified Party's good faith belief that the Indemnified Party is entitled to indemnification or hold harmless obligations hereunder, together with particulars of the Costs to be covered by the proposed Cost Advance (for greater certainty, the Indemnified Party shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize solicitor-client or litigation privilege, provided that the Indemnified Party shall cooperate with the Corporation in good faith to facilitate the sharing of such information and/or documentation that would not jeopardize solicitor-client and/or litigation privilege); and (ii) a written undertaking by the Indemnified Party to repay all Cost Advances if and to the extent that it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification or hold harmless obligations hereunder or that the payment of such Costs is prohibited by applicable law. Such written undertaking to repay Cost Advances shall be accepted without reference to the Indemnified Party's ability to repay the Cost Advances, shall be unsecured and no interest shall be charged thereon. For the avoidance of doubt, the Indemnified Party shall be required to repay all Cost Advances to the extent any are made in connection with any Claim related to the matters contemplated by Section 4 of this Agreement.

Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or of an Other Entity, or serves or served in a similar capacity thereto at the Corporation's request, a witness or participant, other than as a named party, in an investigation or proceeding, the Corporation shall pay to the Indemnified Party on behalf of the Corporation all out-of-pocket expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party's behalf in connection therewith.

6. Taxes. For greater certainty, a Claim subject to indemnification or hold harmless obligations hereunder shall include any taxes, including any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof, to which the Indemnified Party may be subject or which the Indemnified Party may suffer or incur as a result of, in respect of, arising out of or referable to any indemnification or hold harmless obligations of the Indemnified Party by the Corporation pursuant to this Agreement, including, if applicable, the payment of insurance premiums or any payment made by an insurer under an insurance policy, if such payment is deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy.

7. Partial Indemnification. If the Indemnified Party is entitled to indemnification or hold harmless obligations by the Corporation under the provisions of this Agreement or as determined by a court of competent jurisdiction for a portion of the Losses incurred in respect of a Claim but not for the total amount thereof, the Corporation shall indemnify and hold harmless the Indemnified Party for the portion thereof to which the Indemnified Party is so entitled.

8. Notice of Claim. The Indemnified Party shall notify the Corporation, and likewise the Corporation shall notify the Indemnified Party, in writing as soon as practicable upon receiving or being served with any demand, statement of claim, writ, assessment, reassessment, notice of motion, application, information, charges, indictment, subpoena, summons, investigation order or other document or communication commencing, threatening or continuing any Claim against which the Indemnified Party may be indemnified and held harmless or seek Cost Advances under this Agreement. Such notice shall include a copy of the document or communication initiating or threatening the Claim, a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by the Indemnified Party to so notify the Corporation shall not relieve the Corporation from liability under this Agreement except and only to the extent that such failure actually prejudices the Corporation.

9. Legal Counsel. Except in respect of an suit, action, litigation, claim, investigation, inquiry, hearing or proceeding by or on behalf of the Corporation or Other Entity, as the case may be, to procure a judgment in its favour against the Indemnified Party, the Corporation may, and upon the written request of the Indemnified Party shall, promptly after receiving from or delivering to the Indemnified Party written notice of any Claim or threatened Claim as required by Section 8 of this Agreement, assume conduct of the defence thereof in a timely manner and retain legal counsel on behalf of the Indemnified Party, provided that such legal counsel is satisfactory to the Indemnified Party, acting reasonably, to represent the Indemnified Party in respect of the Claim. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party as contemplated by this Section 9, the Indemnified Party hereby consents to the conduct thereof and to any action taken by the Corporation, in good faith, in connection therewith, and the Indemnified Party shall fully cooperate in such defence including the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation and, where applicable, to its insurers, all information reasonably required to investigate, defend or prosecute the Claim.

10. Additional Legal Counsel. The Indemnified Party shall have the right to employ separate legal counsel of the Indemnified Party's choosing in addition to or instead of, as the case may be, the legal counsel retained by the Corporation as provided by Section 9 of this Agreement in connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnification or hold harmless obligations hereunder and to participate in the defence thereof provided the fees and disbursements of such additional counsel shall be at the Indemnified Party's expense unless, in respect of such Claim or other matter, any of the following applies, in which case the legal fees and disbursements of such additional counsel shall be paid by the Corporation on behalf of the Indemnified Party: (i) the Corporation has agreed in writing to pay the fees for such additional counsel; (ii) the Corporation has not appointed counsel to assume the conduct of the defence of such Claim or other matter in a timely manner; (iii) the Corporation has appointed counsel that is not satisfactory to the Indemnified Party, acting reasonably; or (iv) the Indemnified Party has reasonably determined that there may be a conflict of interest between the Indemnified Party and the Corporation in the defence of such Claim or other matter.

11. No Presumption as to Absence of Good Faith. Unless a court of competent jurisdiction otherwise decided that the Indemnified Party is not entitled to be fully or partially indemnified or held harmless hereunder, the determination of any Claim by judgment, order, settlement or conviction (whether with or without court approval), or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

12. Settlement of Claim. No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made without the consent of the Indemnified Party, unless, in the case of a settlement by the Corporation, such settlement: (i) includes an unconditional release of the Indemnified Party from all liability arising out of such Claim; and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

13. Other Rights and Remedies Unaffected. The rights to indemnification or hold harmless obligations and payment provided in this Agreement shall not derogate from or exclude or be diminished by any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise under applicable law, the articles of the Corporation (as amended or otherwise modified from time to time pursuant to its terms and applicable law) or the by-laws of the Corporation (as amended or otherwise modified from time to time pursuant to its terms and applicable law), the constating documents of an Other Entity, any applicable policy of insurance (including but not limited to any directors' and officers' liability insurance policy), guarantee or third-party indemnity, any vote of securityholders of the Corporation or an Other Entity, or otherwise, both as to matters arising out of the Indemnified Party's capacity as a director or officer of the Corporation or Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, the Corporation shall not be liable or have any obligation under this Agreement to the Indemnified Party in respect of any Losses or Cost Advances to the extent the Indemnified Party has otherwise received any payments under any insurance policy, the articles of the Corporation (as amended or otherwise modified from time to time pursuant to its terms and applicable law) or the by-laws of the Corporation (as amended or otherwise modified from time to time pursuant to its terms and applicable law), pursuant to any other contractual or legal indemnification or similar rights the Indemnified Party may be entitled to or otherwise of the amounts otherwise indemnifiable by the Corporation under this Agreement.

14. Retroactive Effect. The right to be indemnified and held harmless or to the reimbursement or advancement of expenses pursuant to this Agreement is intended to be retroactive and shall be available with respect to events occurring prior to the execution hereof. For greater certainty, the rights of the Indemnified Party hereunder shall vest irrevocably at the time of his or her appointment as a director or officer or in any capacity similar thereto of the Corporation or an Other Entity.

15. Cooperation. The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement. The Indemnified Party shall cooperate fully with the Corporation and its insurers and provide any required information with respect to any matters relevant to or arising under any claims by the Corporation under any policy of directors' and officers' liability insurance in respect of or related to a Claim under this Agreement. Without limiting the foregoing, the Indemnified Party and his or her advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation which are under the Corporation's control and which may be reasonably necessary in order for the Indemnified Party to defend against any Claim that relates to, arises from or is based on the Indemnified Party having acted in his or her capacity as a director or officer of the Corporation or an Other Entity or by reason of that association with the Corporation or an Other Entity, provided that the Indemnified Party shall maintain all such information in strictest confidence except to the extent necessary for the Indemnified Party's defence. Nothing contained herein shall abrogate any legal privilege (solicitor/client, litigation or otherwise) that may be asserted by the Corporation in respect of such documents, records or information to object to disclosure to the Indemnified Party.

16. Effective Time. This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation or an Other Entity, or began serving in a capacity similar thereto for the Corporation or an Other Entity.

17. Insolvency. The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors. The rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor's proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

18. Subrogation. In the event of payment to the Indemnified Party under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party. Without limiting the generality of Section 15 of this Agreement, the Indemnified Party shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights.

19. Multiple Proceedings. No suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further suit, action, litigation, claim, prosecution, investigation, inquiry, hearing or other proceeding which may be brought under this Agreement.

20. Term. This Agreement shall survive and continue indefinitely after the Indemnified Party has ceased to act as a director or officer of the Corporation and all Other Entities, and in all capacities similar thereto for the Corporation and all Other Entities.

21. Deeming Provision. The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party's being appointed or elected as a director or officer of the Corporation or an Other Entity, or into a capacity similar thereto for the Corporation or an Other Entity.

22. Miscellaneous.

a) Assignment. No party hereto may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempted or purported assignment in violation of this Section 22(a) shall be null and void. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors (including any successor by reason of amalgamation or other Control Transaction, as applicable), heirs, legal representatives and permitted assigns.

b) Amendments and Waivers. No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, shall be binding unless executed in writing by the party to be bound thereby.

c) Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (for the purposes of this Section 22(c), a "Notice") shall be in writing and shall be sufficiently given if delivered, whether in person, by courier service or other personal method of delivery, or if transmitted by e-mail:

(i) in the case of a Notice to the Indemnified Party at:

[NAME]

[ADDRESS]

Telephone: [  ]

E-mail: [  ]

(ii) in the case of a Notice to the Corporation at:

199 Bay Street

Toronto, Ontario M5L 1A9

Attention: Anthony Durkacz, Co-Executive Chair

E-mail: adurkacz@fsdpharma.com

Any Notice delivered or transmitted to a party hereto as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a day during which banks are open for business in the City of Toronto, Ontario, then the Notice shall be deemed to have been given and received on the next day during which banks are open for business in the City of Toronto, Ontario. Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section 22(c).

d) Severability. If any part of this Agreement or the application of such part to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such part to any other or person or circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

e) Further Assurances. The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement.

f) Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereto hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of Ontario with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The parties hereto hereby irrevocably waive any objections they may have to the venue being in such courts including any claim that any such venue is in an inconvenient forum and appoint, to the extent such party is not otherwise subject to service of process in the Province of Ontario, Blake Cassels & Graydon LLP, 199 Bay Street, Suite 4000, Toronto, Ontario, M5L 1A9 as its agent in the Province of Ontario for acceptance of legal process in connection with any such action or proceeding against any such party with the same legal force and validity as if served upon such party personally within the Province of Ontario.

g) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

h) Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders and the words "including" and "includes" are meant to be illustrative and not limiting.

i) Execution and Delivery. This Agreement may be executed by the parties hereto in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

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IN WITNESS WHEREOF each of the parties hereto and the witness hereto has duly executed this Agreement.

FSD PHARMA INC.

By:
Name: Anthony Durkacz
Title: Co-Executive Chair

[Individual]